[LOGO AVISTA CORPORATION]

                                                                   EXHIBIT 99(A)

                                                                    NEWS RELEASE
--------------------------------------------------------------------

CONTACT:  Media:     Hugh Imhof  (509) 495-4264, hugh.imhof@avistacorp.com
          Investors: Jason Lang  (509) 495-495-2930,  jason.lang@avistacorp.com

                                                          FOR IMMEDIATE RELEASE:
                                                          October, 15, 2004
                                                          4:30 p.m. EST


              AVISTA TO BUY REMAINING INTEREST IN COYOTE SPRINGS 2

                TRANSACTION WILL HELP MEET FUTURE ENERGY DEMANDS

SPOKANE, WASH.: Avista Corp. (NYSE: AVA) has entered into an agreement to purchase the remaining half interest in the Coyote Springs 2 generating station from Mirant (OTC PINK SHEETS: MIRKQ). If the sale is completed, Avista will own the entire facility and an additional 140 megawatts of generating capacity to serve its customers' future energy needs.

      The proposed purchase price is $62.5 million, subject to adjustment.

      Because Mirant and certain of its affiliates are currently in bankruptcy, the agreement will be subject to a competitive auction. The transaction must be approved by the U.S. Bankruptcy Court and the Federal Energy Regulatory Commission, and must meet a number of other federal and state regulatory requirements. The transaction could be completed by the end of 2004 or early in 2005.

      Coyote Springs 2 is located near Boardman, Oregon. The 280-megawatt, natural gas powered, combined cycle combustion turbine began commercial operation in July 2003. Mirant purchased a half interest in the plant from Avista during construction in 2001.

      Avista's decision to reacquire full ownership of the plant was driven primarily by the fact that the company's long-term resource plan includes the need for the acquisition of additional gas-fired resources to complement its long-term resource portfolio as well as an attractive purchase price, familiarity and experience with the project, the opportunity for sole ownership and control, and close proximity to Avista's service area.

      "This transaction represents an excellent opportunity for our company and our customers as we continue to focus our business strategy on the Northwest," said Gary G. Ely, chairman, president and chief executive officer of Avista Corp. "This generating station will be a valuable and cost-effective resource to meet the growing energy demands in our region."

                                    --MORE--

PAGE 2 AVISTA TO BUY REMAINING INTEREST IN COYOTE SPRINGS 2

      Coyote Springs 2 is now fully operational following the replacement of its main transformer. The transformer failed in January and required a shutdown until Sept. 7, when the plant came back on-line. An additional transformer is being built and will be kept as a backup to minimize any future interruptions.

ABOUT AVISTA CORP.

      Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is a company operating division that provides service to 325,000 electric and 300,000 natural gas customers in four western states. Avista's non-regulated subsidiaries include Avista Advantage and Avista Energy. Avista Corp.'s stock is traded under the ticker symbol "AVA." For more information about Avista, please visit www.avistacorp.com.

      Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation. All other trademarks mentioned in this document are the property of their respective owners.

                                     -0474-